Pulse Biosciences, Inc. Announces Redemption of Warrants

HAYWARD, Calif., January 5, 2021 – Pulse Biosciences, Inc. (Nasdaq: PLSE) (the “Company” or “Pulse Biosciences”), a novel bioelectric medicine company progressing Nano-Pulse StimulationTM (NPS™) technology, announced today that on December 31, 2020, it delivered a notice of redemption to redeem all of its outstanding warrants (the “Warrants”) to purchase shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), issued on June 16, 2020 in connection with the Company’s rights offering pursuant to its Registration Statement on Form S-3, as amended (File No. 333-237577), and that remain unexercised at 6:30 p.m., Eastern time, on February 5, 2021 (the “Redemption Date”) for a redemption price of $0.01 per Warrant (the “Redemption Price”).

Under the terms of the Warrants, the Company has the right to redeem all of the outstanding Warrants if the VWAP (as defined in the Warrants) exceeds $14.02 per share for ten consecutive trading days at least six months after the date that the Warrants were issued. The requirement was met for the each of the ten consecutive trading days preceding December 31, 2020. The Company had an average last reported sale price of $21.90 over this period.

The Warrants may be exercised by the holders thereof until 6:30 p.m. Eastern time on the Redemption Date at the exercise price of $7.01 per share of Common Stock. Any Warrants that remain unexercised at 6:30 p.m. Eastern time on the Redemption Date will be void and no longer exercisable, and the holders of those Warrants will be entitled to receive only the redemption price of $0.01 per Warrant. The Company received aggregate gross proceeds of $30 million from the rights offering, which was completed in June 2020 and, if all the Warrants are exercised prior to the Redemption Date, the Company will receive an additional $4.5 million of gross proceeds.

None of the Company, its board of directors or employees has made or is making any representation or recommendation to any holder of the Warrants as to whether to exercise or refrain from exercising any Warrants.

A registration statement, as amended, relating to the rights offering was previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective on May 8, 2020. A prospectus relating to the offering was filed with the SEC on May 14, 2020 and is available on the SEC’s website.

For a copy of the notice of redemption sent to the holders of the Warrants, please visit the Company’s investor relations website at investors.pulsebiosciences.com.

Questions concerning redemption and exercise of the Warrants can be directed to Broadridge Corporate Issuer Solutions, Inc., Attn: BCIS Re-Organization Dept., P.O. Box 1317, Brentwood, NY 11717-0718, telephone number (888) 789-8409.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer of any of the Company’s securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the potential to improve and extend the lives of patients. If cleared, the CellFX® System will be the first commercial product to harness the distinctive advantages of the Company’s proprietary Nano-Pulse Stimulation™ technology to treat a variety of applications for which an optimal solution remains unfulfilled. Nano-Pulse Stimulation technology delivers nano-second pulses of electrical energy to non-thermally clear cells while sparing adjacent non-cellular tissue. Subject to regulatory approval, the initial commercial use of the CellFX System is expected to address a broad range of dermatologic conditions that share high demand among patients and practitioners for improved and durable aesthetic outcomes. Designed as a multi-application platform, the CellFX System is intended to offer customer value with a utilization-based revenue model across an expanding spectrum of clinical applications. To learn more, please visit www.pulsebiosciences.com.

Pulse Biosciences, CellFX, Nano-Pulse Stimulation, NPS and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Caution: Pulse Biosciences’ CellFX System and Nano-Pulse Stimulation technology are for investigational use only.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements include, among other things, statements relating to Nano-Pulse Stimulation technology including the effectiveness of such technology, the CellFX System including the benefits of the CellFX System and commercialization of the CellFX System and the potential of Nano-Pulse Stimulation technology to treat medical needs across medical specialties,  the Company’s market opportunity, the redemption of the Warrants, the aggregate proceeds to be received by the Company upon exercise of the Warrants, and other future events. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Additionally, you should not consider past results to be an indication of our future performance. Additional risks and uncertainties relating to the proposed offering, Pulse Biosciences and its business can be found under the heading “Risk Factors” in Pulse Biosciences’ most recent periodic, quarterly and annual reports filed with the SEC and in the accompanying prospectus relating to the offering to be filed with the SEC. Pulse Biosciences undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances in the future, even if new information becomes available.

Investors:
Pulse Biosciences
Sandra Gardiner, EVP and CFO
510.241.1077
IR@pulsebiosciences.com

or
Gilmartin Group
Philip Trip Taylor
415.937.5406
philip@gilmartinir.com

Media:
Tosk Communications
Nadine D. Tosk
504.453.8344

nadinepr@gmail.com or
press@pulsebiosciences.com